PAPA JOHNS ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS

Louisville, Kentucky (November 3, 2022) – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the third quarter ended September 25, 2022.

Highlights

•Total revenues of $511 million in the third quarter 2022 were down $2 million, or less than one percent, from a record third quarter 2021.
•North America comparable sales were down less than one percent from a year ago and up 30% on a three-year stack. International comparable sales were down 10% and up 19% on a three-year stack.
•Global system-wide restaurant sales were $1.20 billion(a), a 0.5% increase over the prior year third quarter.
•18 net unit openings in the third quarter primarily within International markets; net unit openings in 2022 now expected to be between 240 and 260 units.
•Earnings per diluted share of $0.23; non-GAAP adjusted diluted earnings per share of $0.54 excluding Special items, compared with $0.83 a year ago.

“Our team at Papa Johns continued to execute on our plan to create the world’s best pizza company, despite facing macroeconomic and seasonal headwinds during the quarter,” said Rob Lynch, Papa Johns President and Chief Executive Officer. “Coming off a record third quarter in 2021, our North American comparable sales were down less than one percent, but more importantly, our track record of industry outperformance continued as evidenced by our 30% three-year stacked growth. This is a true testament to our culture of innovation and the increasing strength of the Papa Johns brand.

“Although the third quarter is typically the slowest period for pizza delivery, this year was especially challenging as the demand for travel was amplified coming out of the pandemic. In addition, commodity and labor costs reached all-time highs, impacting profit. These are all short-term challenges that we navigated well and I am pleased to say we are off to a solid start in the fourth quarter. While we expect some near-term headwinds to continue, particularly in the UK market, we continue to build global excitement behind our brand, reinforcing our confidence in our multi-year development outlook,” continued Lynch. “I am extremely proud of our team members and franchisees for their continued improvements across our operations, marketing, technology and development capabilities in this challenging business environment. We’re well-positioned to drive continued growth in the long-term and to take advantage of the tremendous global whitespace available to Papa Johns.”

(a) Excludes the impact of foreign currency and previously disclosed franchisee suspended restaurants.

Financial Highlights

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 25, 2022	September 26, 2021	Increase (Decrease)	September 25, 2022	September 26, 2021	Increase (Decrease)
Revenue	$510,512	$512,782	$(2,270)	$1,575,869	$1,539,536	$36,333
Operating income	$19,461	$38,577	$(19,116)	$72,800	$130,076	$(57,276)
Adjusted operating income(a)	$33,593	$40,730	$(7,137)	$119,235	$139,440	$(20,205)
Net income	$8,331	$29,256	$(20,925)	$44,258	$95,393	$(51,135)
Diluted earnings (loss) per share	$0.23	$0.79	$(0.56)	$1.22	$(0.59)	$1.81
Adjusted diluted earnings per share(a)	$0.54	$0.83	$(0.29)	$2.23	$2.76	$(0.53)

(a) Adjusted operating income and adjusted diluted earnings per share are non-GAAP measures that exclude “Special items,” which impact comparability. Please see the “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Consolidated total revenues of $510.5 million decreased $2.3 million, or 0.4%, in the third quarter of 2022 compared with the prior year. Excluding the impact of refranchising 90 restaurants in the first quarter of 2022, consolidated total revenues increased $15.5 million, or 3.1%. The higher total revenue is primarily the result of a 14.2% increase in commissary sales tied to accelerating commodity inflation, partially offset by lower domestic restaurant sales and international revenues.

For the third quarter of 2022, global system-wide restaurant sales were $1.20 billion, up 0.5% (excluding the impact of foreign currency and previously disclosed franchisee suspended restaurants) from a year ago.

Operating Results

Consolidated operating income of $19.5 million for the third quarter of 2022 decreased $19.1 million compared with the third quarter last year. Excluding Special items discussed in “Reconciliation of Non-GAAP Financial Measures” below, adjusted operating income was $33.6 million, down $7.1 million from the prior year comparable period.

Diluted earnings per share was $0.23 for the third quarter of 2022 compared with $0.79 in the third quarter of 2021. Excluding the impact of Special items, adjusted diluted earnings per share was $0.54 representing a decrease of $0.29 compared with the same period a year ago. The decrease in both adjusted operating income and adjusted diluted earnings per share was attributable to lower comparable sales, acceleration in commodity costs, wage inflation and the economic downturn in the UK. Adjusted diluted earnings per share was also impacted by higher interest and tax expense in the third quarter of 2022.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 25, 2022.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the third quarter and nine months ended September 25, 2022, compared with the third quarter and nine months ended September 26, 2021 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Nine Months Ended
	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Comparable sales (decline) growth:
Domestic Company-owned restaurants	(2.2)%	7.4%	(1.6)%	11.6%
North America franchised restaurants	(0.5)%	6.8%	1.2%	12.3%
North America restaurants	(0.8)%	6.9%	0.6%	12.1%
International restaurants	(10.1)%	8.3%	(5.8)%	17.1%
Total comparable sales (decline) growth(a)	(3.4)%	7.3%	(1.1)%	13.4%
System-wide restaurant sales growth (decline):
(excluding the impact of foreign currency)
Domestic Company-owned restaurants	0.5%	7.3%	0.8%	11.1%
North America franchised restaurants	0.9%	8.0%	2.5%	13.1%
North America restaurants	0.8%	7.9%	2.2%	12.7%
International restaurants	(0.4)%	21.4%	5.3%	28.2%
Total global system-wide restaurant sales growth(a)	0.5%	11.2%	2.9%	16.2%

(a) The three and nine months ended September 25, 2022 excludes the impact of franchisee suspended restaurants.

Global Restaurant Unit Data

As of September 25, 2022, there were 5,589 Papa Johns restaurants operating in 47 countries and territories, as follows:

Third Quarter	Domestic Company Owned	Franchised North America	Total North America	International(a)	System-wide
Beginning - June 26, 2022	519	2,837	3,356	2,215	5,571
Opened	1	17	18	48	66
Closed	—	(16)	(16)	(32)	(48)
Sold	—	(1)	(1)	—	(1)
Acquired	1	—	1	—	1
Refranchised	—	—	—	—	—
Ending - September 25, 2022	521	2,837	3,358	2,231	5,589
Net Unit Growth	2	—	2	16	18
Trailing four quarters net store growth/(decline)	(70)	105	35	173	208
(a) Excludes franchisee suspended restaurants.

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders, was $28.1 million for the nine months ended September 25, 2022, compared with $145.9 million in the prior year period. The year over year change primarily reflects lower cash flow from operating activities as a result of overall business performance and lower accrued expenses, as well as increases in purchases of property and equipment.

	Nine Months Ended
	September 25, 2022	September 26, 2021
Net cash provided by operating activities	$76,553	$193,624
Purchases of property and equipment	(48,424)	(41,328)
Dividends paid to preferred shareholders (a)	—	(6,394)
Free cash flow	$28,129	$145,902

(a) Excludes cash consideration paid for the repurchase and conversion of the Series B Preferred Stock. See “Repurchase and Conversion of Series B Preferred Stock” below for additional information.

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend and Share Repurchases

The Company paid cash dividends of $14.9 million ($0.42 per common share) in the third quarter of 2022. On October 27, 2022, our Board of Directors declared a fourth quarter dividend of $0.42 per common share. The dividend will be paid on November 25, 2022 to stockholders of record as of the close of business on November 14, 2022.

During the third quarter of 2022, the Company repurchased 229,000 shares of common stock for $19.5 million pursuant to its share repurchase program. As of September 25, 2022, the Company had $329.8 million remaining available for repurchase under the outstanding authorization.

Conference Call

Papa Johns will host a call with analysts today, November 3, 2022, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,500 restaurants in 47 countries and territories. For more information about the Company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, the financial impact of the temporary business disruptions and changes in demand we are experiencing related to the current outbreak of the coronavirus pandemic, commodity and labor costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, labor shortages and price increases, inflation, royalty relief, franchisee support, the effectiveness of our menu innovations and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: our ability to manage difficulties and opportunities associated with or related to the coronavirus pandemic, including governmental restrictions, changes in consumer demand or behavior, vaccine mandates and changing governmental programs and regulations relating to the pandemic; labor shortages at company and/or franchised stores and our quality control centers; increases in labor costs, food costs or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally; the increased risk of phishing, ransomware and other cyber-attacks; our ability to successfully navigate the deteriorating macroeconomic conditions in the United Kingdom; and risks to the global economy and our business related to the conflict in Ukraine. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021 as updated by those included in our Quarterly Reports on Form 10-Q for the quarters ended March 27, 2022 and September 25, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definition

“Comparable sales” represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. “Global system-wide restaurant sales” represents total restaurant sales for all company-owned and franchised stores open during the comparable periods, and “Global system-wide restaurant sales growth” represents the change in such sales year-over-year. We believe North America, international and global restaurant and comparable sales growth and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. The non-GAAP adjusted results shown below and within this press release, which exclude the items in the table below (collectively defined as “Special items”), should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the Company’s underlying operating performance and to analyze trends.

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021

GAAP operating income	$19,461	$38,577	$72,800	$130,076
Refranchising and impairment losses(a)	905	—	26,701	—
Legal settlements(b)	10,000	—	15,000	—
Provision for uncollectible accounts and notes receivable(c)	3,227	—	3,227	—
Strategic corporate reorganization costs(d)	—	2,153	—	9,364
Other costs(e)	—	—	1,507	—
Adjusted operating income	$33,593	$40,730	$119,235	$139,440

GAAP net income (loss) attributable to common shareholders	$8,245	$28,961	$43,996	$(20,423)
Refranchising and impairment losses(a)	905	—	26,701	—
Legal settlements(b)	10,000	—	15,000	—
Provision for uncollectible accounts and notes receivable(c)	3,227	—	3,227	—
Strategic corporate reorganization costs(d)	—	2,153	—	9,364
Other costs(e)	—	—	1,507	—
Repurchase and conversion of Series B Preferred Stock(f)	—	—	—	109,852
Tax effect of Non-GAAP adjustments on special items(g)	(3,180)	(483)	(10,449)	(2,098)
Adjusted net income attributable to common shareholders	$19,197	$30,631	$79,982	$96,695

GAAP diluted earnings (loss) per common share	$0.23	$0.79	$1.22	$(0.59)
Refranchising and impairment losses(a)	0.03	—	0.75	—
Legal settlements(b)	0.28	—	0.42	—
Provision for uncollectible accounts and notes receivable(c)	0.09	—	0.09	—
Strategic corporate reorganization costs(d)	—	0.05	—	0.27
Other costs(e)	—	—	0.04	—
Repurchase and conversion of Series B Preferred Stock(f)	—	—	—	3.14
Tax effect of Non-GAAP adjustments on special items(g)	(0.09)	(0.01)	(0.29)	(0.06)
Adjusted diluted earnings per common share	$0.54	$0.83	$2.23	$2.76

See footnotes on following page

Footnotes to Reconciliation of Non-GAAP Financial Measures

Amounts shown exclude the impact of allocation of undistributed earnings to participating securities for Special items.

(a) Refranchising and impairments losses consisted of the following pre-tax adjustments:

	Three Months Ended		Nine Months Ended
(In thousands)	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Refranchising impairment loss(1)	$—	$—	$8,412	$—
Ukraine-related charge(2)	—	—	17,385	—
UK lease impairment(3)	905	—	905	—
Total adjustment	$905	$—	$26,702	$—
(1) Represents a one-time, non-cash charge of $8.4 million ($0.23 loss per diluted share) recorded in the first quarter of 2022 associated with the refranchising of the Company’s controlling interest in the 90-restaurant joint venture, recorded as Refranchising and impairment loss;
(2) A charge of $17.4 million ($0.48 loss per diluted share) was recorded in the first quarter of 2022 in one-time, non-cash expense related to the reserve of certain loans and impairment of reacquired franchised rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million;
(3) An impairment charge of $0.9 million on the right-of-use assets on leases recorded in the third quarter of 2022 associated with the termination of a significant franchisee in the UK, which was recorded in Refranchising and impairment loss.
(b) Represents an accrual for certain legal settlements, recorded in General and administrative expenses.

(c) Represents a $3.2 million charge recorded in the third quarter of 2022 associated with the termination of a significant franchisee in the United Kingdom related to the reserve of certain accounts and notes receivable.

(d) Represents strategic corporate reorganization costs associated with our new office in Atlanta, Georgia.

(e) Represents advisory fees and severance costs associated with the transition of certain executives.

(f) Represents the one-time charge related to the repurchase and conversion of all shares of Series B Preferred Stock and includes related professional fees incurred as part of the transaction.

(g) The tax effect for Special items was calculated by applying the marginal tax rate of 22.5% and 22.4% for the three and nine months ended September 25, 2022 and September 26, 2021, respectively.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	September 25, 2022	December 26, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,618	$70,610
Accounts receivable, net	95,855	81,370
Notes receivable, current portion	7,556	12,352
Income tax receivable	10,533	9,386
Inventories	42,448	34,981
Prepaid expenses and other current assets	46,514	46,310
Total current assets	239,524	255,009
Property and equipment, net	230,894	223,856
Finance lease right-of-use assets, net	22,692	20,907
Operating lease right-of-use assets	167,470	176,256
Notes receivable, less current portion, net	17,397	35,504
Goodwill	69,476	80,632
Deferred income taxes	4,969	5,156
Other assets	77,326	88,384
Total assets	$829,748	$885,704

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$44,263	$28,092
Income and other taxes payable	18,171	19,996
Accrued expenses and other current liabilities	152,893	190,116
Current deferred revenue	19,925	21,700
Current finance lease liabilities	6,072	4,977
Current operating lease liabilities	22,403	22,543
Total current liabilities	263,727	287,424
Deferred revenue	22,987	13,846
Long-term finance lease liabilities	17,468	16,580
Long-term operating lease liabilities	155,952	160,672
Long-term debt, less current portion, net	548,753	480,730
Deferred income taxes	362	258
Other long-term liabilities	77,912	93,154
Total liabilities	1,087,161	1,052,664

Redeemable noncontrolling interests	1,206	5,498

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,112 at September 25, 2022 and 49,002 at December 26, 2021)	491	490
Additional paid-in capital	444,643	445,126
Accumulated other comprehensive loss	(13,868)	(9,971)
Retained earnings	187,286	183,157
Treasury stock (14,047 shares at September 25, 2022 and 13,205 shares at December 26, 2021, at cost)	(892,818)	(806,472)
Total stockholders’ deficit	(274,266)	(187,670)
Noncontrolling interests in subsidiaries	15,647	15,212
Total Stockholders’ deficit	(258,619)	(172,458)
Total liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$829,748	$885,704

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021

Revenues:
Domestic Company-owned restaurant sales	$166,050	$191,584	$536,226	$584,942
North America franchise royalties and fees	33,712	31,933	102,897	97,123
North America commissary revenues	216,115	189,224	645,177	560,743
International revenues	30,735	38,408	97,310	110,629
Other revenues	63,900	61,633	194,259	186,099
Total revenues	510,512	512,782	1,575,869	1,539,536
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	138,299	155,477	441,986	465,658
North America commissary expenses	203,129	175,399	604,689	518,310
International expenses	18,196	21,743	57,346	62,791
Other expenses	59,249	56,039	180,452	168,092
General and administrative expenses	57,935	54,070	168,519	157,779
Depreciation and amortization	13,338	11,477	38,012	36,830
Total costs and expenses	490,146	474,205	1,491,004	1,409,460
Refranchising and impairment loss	(905)	—	(12,065)	—
Operating income	19,461	38,577	72,800	130,076
Net interest expense	(7,623)	(3,979)	(17,967)	(11,275)
Income before income taxes	11,838	34,598	54,833	118,801
Income tax expense	3,374	4,057	9,212	19,387
Net income before attribution to noncontrolling interests	8,464	30,541	45,621	99,414
Net income attributable to noncontrolling interests	(133)	(1,285)	(1,363)	(4,021)
Net income attributable to the Company	$8,331	$29,256	$44,258	$95,393

Calculation of net income (loss) for earnings per share:
Net income attributable to the Company	$8,331	$29,256	$44,258	$95,393
Dividends on redemption of Series B Convertible Preferred Stock	—	—	—	(109,852)
Dividends paid to participating securities	(86)	(137)	(228)	(5,964)
Net income attributable to participating securities	—	(158)	(34)	—
Net income (loss) attributable to common shareholders	$8,245	$28,961	$43,996	$(20,423)

Basic earnings (loss) per common share	$0.23	$0.80	$1.23	$(0.59)
Diluted earnings (loss) per common share	$0.23	$0.79	$1.22	$(0.59)

Basic weighted average common shares outstanding	35,259	36,387	35,602	34,619
Diluted weighted average common shares outstanding	35,448	36,719	35,840	34,619

Dividends declared per common share	$0.42	$0.35	$1.12	$0.80

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(In thousands)	September 25, 2022	September 26, 2021

Operating activities
Net income before attribution to noncontrolling interests	$45,621	$99,414
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for allowance for credit losses on accounts and notes receivable	18,576	(920)
Depreciation and amortization	38,012	36,830
Refranchising and impairment loss	12,065	—
Deferred income taxes	519	(5,113)
Stock-based compensation expense	14,246	12,519
Other	(466)	1,052
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(19,584)	5,955
Income tax receivable	(1,146)	674
Inventories	(8,185)	(3,217)
Prepaid expenses and other current assets	2,065	11,277
Other assets and liabilities	(4,919)	(8,627)
Accounts payable	16,188	5,014
Income and other taxes payable	(1,789)	15,958
Accrued expenses and other current liabilities	(32,404)	24,001
Deferred revenue	(2,246)	(1,193)
Net cash provided by operating activities	76,553	193,624
Investing activities
Purchases of property and equipment	(48,424)	(41,328)
Notes issued	(2,248)	(14,637)
Repayments of notes issued	8,125	15,352
Acquisitions, net of cash acquired	(1,346)	(699)
Proceeds from refranchising, net of cash transferred	13,588	—
Other	76	121
Net cash used in investing activities	(30,229)	(41,191)
Financing activities
Proceeds from issuance of senior notes	—	400,000
Net proceeds of revolving credit facilities	66,999	15,000
Debt issuance costs	—	(9,179)
Proceeds from exercise of stock options	2,730	11,211
Repurchase of Series B Convertible Preferred Stock	—	(188,647)
Acquisition of Company common stock	(95,000)	(20,555)
Dividends paid to common stockholders	(39,949)	(27,640)
Dividends paid to preferred stockholders	—	(6,394)
Tax payments for equity award issuances	(9,426)	(5,310)
Distributions to noncontrolling interests	(1,090)	(2,914)
Repayments of term loan	—	(340,000)
Other	(3,480)	(2,630)
Net cash used in financing activities	(79,216)	(177,058)
Effect of exchange rate changes on cash and cash equivalents	(1,100)	234
Change in cash and cash equivalents	(33,992)	(24,391)
Cash and cash equivalents at beginning of period	70,610	130,204
Cash and cash equivalents at end of period	$36,618	$105,813